Obtaining Control of Credit Suisse Commodity Access Strategy Fund A

As of October 31, 2012, Merchant Holdings ("Shareholder") owned 10,000 shares of the Fund, which represented 100% of the Fund. As of April 30, 2013, Shareholder owned 10,000 shares of the Fund, which represented 64.46% of the outstanding shares, and Pershing owned
5,513 shares of the Fund, which represented 35.54% outstanding. Accordingly, Shareholder are presumed to be controlling persons of the Fund.

Obtaining Control of Credit Suisse Commodity Access Strategy Fund C

As of October 31, 2012, Merchant Holdings ("Shareholder") owned 10,000 shares of the Fund, which represented 100% of the Fund. As of April 30, 2013, Shareholder owned 10,000 shares of the Fund, which represented 96.67% of the outstanding shares. Accordingly, Shareholder has presumed to be a controlling person of the Fund.

Obtaining Control of Credit Suisse Commodity Access Strategy Fund I

As of October 31, 2012, Merchant Holdings ("Shareholder") owned 2,230,000 shares of the Fund, which represented 99.78% of the Fund. As of April 30, 2013, Shareholder owned 2,495,957 shares of the Fund, which represented 99.75% of the outstanding shares. Accordingly, Shareholder has presumed to be a controlling person of the Fund.